77Q1(a)



VIRTUS VARIABLE INSURANCE TRUST
(the "Trust")

First Amendment dated November 17, 2016 to the Declaration of
Trust



The following paragraph is hereby added to ARTICLE VIII, Miscellaneous

      Section 9. Voting Powers. In connection with, and in furtherance of, Article V, Section 1 of this Declaration of Trust, each reference in this Declaration of Trust to the voting of Shares and to the Shares required to constitute a quorum or minimum for shareholder action, shall mean the voting power of such Shares rather than the number of such Shares.